EXHIBIT 10.9

CONFIDENTIAL

NON-EXCLUSIVE SUB-LICENSE AGREEMENT

BETWEEN MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

AND AUTOGENOMICS, INC.

This License Agreement (“Agreement”), dated April 14, 2006, is between AutoGenomics, Inc., a Delaware corporation having an address at 2251 Rutherford Road, Carlsbad, CA 92008, (“LICENSEE”), and Mayo Foundation for Medical Education and Research, a Minnesota corporation, having an address at 200 First Street SW, Rochester, MN 55905, (“MAYO”). Each hereunder may be referred to separately as the (“Party”), or together as the (“Parties”). The Parties agree:

WHEREAS, MAYO licensed certain patents related to UGT1A1, as further identified below, from the University of Chicago (“University”) pursuant to a license agreement dated November 18, 2005 (“License Agreement”), and

WHEREAS, MAYO has the authority and desire to grant non-exclusive sublicenses to such patents, and

WHEREAS, LICENSEE desires to obtain a non-exclusive sublicense to such patents.

NOW THEREFORE, in consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the parties have agreed as follows:

Section 1. Definitions

The following capitalized terms used in this Agreement shall mean:

A.	“Affiliate” means, as to any person or entity, any other person or entity, which directly or indirectly controls, is controlled by or is under common control with such person or entity. Control shall mean the right to control, or actual control of, management of such other entity, whether by ownership of voting securities, by agreement, or otherwise or by the direct or indirect ownership of the maximum percentage of such stock permitted under local laws or regulations in those countries where fifty percent (50%) ownership by a foreign entity is not permitted.

B.	“Calendar Quarter” means each of the four, three-month periods ending on March 31st, June 30th, September 30th, and December 31st.

C.	“Effective Date” means the date set forth on the first line of the first page of this Agreement.

D.	“Field” means commercial diagnostic testing services for detection of UGT1A1 in humans. Field does not include the research, development, manufacture, marketing, or sale of therapeutic products. Commercial diagnostic testing services shall include, but not be limited to, in-house laboratory tests pursuant to CLIA, clinical trials testing, and the manufacture, use and sale of diagnostic kits.

E.	“Licensed Patents” means the patent applications listed on SCHEDULE A attached hereto, including all divisions, continuations, continuations-in part to the extent that University owns or controls the patent rights, foreign counterparts, and any patents which may issue there from and any reissues, reexaminations, renewals, substitutions, or extensions of or to any such patents or patent applications.

F.	“Licensed Product” means any product (including any apparatus or kit) or component part or testing service covered by the scope of any Valid Claim contained in any Licensed Patent or a product made by a process, method or technique covered by the scope of any Valid Claim in any Licensed Patent or methods of using or manufacturing any product or testing service covered by the scope of any Valid Claim in any Licensed Patent.

G.	“Net Sales” means: the amount billed, invoiced or received (whichever occurs first) from third parties for sales, leases or other transfers of Licensed Products less the following amounts:

i.	customary trade, quantity or cash discounts and rebates, contractual allowance adjustments from third party payers, actually allowed and taken;

ii.	amounts repaid or credited to customers on account of rejections or returns; and

iii.	to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE; and

iv.	reasonable charges for delivery or transportation provided by third parties, if separately stated.

Net Sales also includes the fair market value of any non-cash consideration received by LICENSEE for the sale of Licensed Products. Fair market value will be calculated as of the time of transfer of such non-cash consideration to LICENSEE. The Parties shall use their commercially reasonable efforts to mutually agree to the fair market value. If the Parties do not reach a mutual agreement, the Parties within sixty (60) days shall then submit the determination to a mutually acceptable third party. Under no circumstances shall the fair market value so determined exceed that amount that would be paid in an arm’s length transaction based on the royalty rate set forth in Section 3B as applied to units sold of the Licensed Product.

H.	“Royalty(ies)” means all amounts payable under Section 3.B of this Agreement.

I.	“Territory” means worldwide.

J.	“Valid Claim” means an issued claim of any unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, in a ruling that is unappealable or unappealed within the time allowed for appeal; which has not been rendered unenforceable through disclaimer or otherwise; and which has not been lost through an interference proceeding.

Section 2. Grant

A.	Grant. Subject to the terms and conditions of this Agreement, MAYO hereby grants LICENSEE a non-exclusive sublicense, without the right to sublicense others, under the Licensed Patents to make, have made, use, import, have sold, offer to sell and sell Licensed Products within the Field and within the Territory.

B.	U.S. Laws. The inventions claimed in the Licensed Patents were developed with the use of United States government funds. Therefore, any right granted in this Agreement greater than that permitted under Public Law 96-517 (The Bayh-Dole Act of 1980) or Public Law 98-620 (The Trademark Clarification Act of 1984) shall be subject to modification as may be required to conform to the provisions of those laws. To the best of its knowledge and belief, MAYO represents that as of the Effective Date no modification of any right granted is required to conform with such laws.

C.	No Other Rights. No rights in and to the Licensed Patents other than those provided in this Section 2, express or implied, are conveyed by MAYO or University. No rights to any patents except those included in Licensed Patents are conveyed by University or MAYO.

Section 3. Payments

A.	Upfront Payment. LICENSEE shall pay MAYO the sum of seventy five thousand dollars (US$75,000), which shall not be creditable against Royalties. Payments shall be made within thirty-five (35) days of the Effective Date.

B.	Royalties. LICENSEE shall pay MAYO a Royalty equal to six percent (6%) of Net Sales of Licensed Products by LICENSEE or its Affiliates, which Royalty may be creditable only as set forth below in Section 3D.

C.	FDA Approval. Upon application to the United States Food and Drug Administration for the commercial sale of an in vitro diagnostic kit developed by LICENSEE that incorporates a Licensed Product as defined in Section 1.F.above, LICENSEE shall pay MAYO a one-time “Application Fee” of $25,000 within thirty (30) days of such FDA application by LICENSEE. Upon approval from the United States Food and Drug Administration for the commercial sale of an in vitro diagnostic kit developed by LICENSEE that incorporates a Licensed Product as defined in Section l.F.above, LICENSEE shall pay MAYO a one-time “Approval Fee” of $25,000 within thirty (30) days of such FDA approval.

D.	“Combination Service” means a Licensed Product offered as part of a package in combination with another product or service (e.g. a screening panel of diagnostic tests) or together with a non-testing service(s) such as a specialized interpretive service or a consultative service (e.g. genetic counseling), where the Licensed Product is not separately billed.

Reduction for Combination Services. For each Combination Service that SUBLICENSEE intends to offer pursuant to this Agreement:

i.	SUBLICENSEE shall notify MAYO of such proposed Combination Service, such notice to include a complete description of the proposed Combination Service; and

ii.	SUBLICENSEE may propose A commercially reasonable fraction or percentage of the fees associated with the Combination Service, that relate to the Licensed Product, that would be used for calculation of the respective Net Sales for the calculation of the royalty due hereunder, and

iii.	MAYO must respond within sixty (60) days that MAYO will negotiate in good faith with SUBLICENSEE to identify a reasonable allocation of Net Sales for the Combination Service. Otherwise, the fraction or percentage proposed by SUBLICENSEE shall be deemed accepted.

Notwithstanding anything to the contrary, the fraction or percentage of the Net Sales for the Combination Service allocated to the Licensed Product shall not be lower than fifteen percent (15%) of the Net Sales.

E.	Payment and Reporting of Royalties. Time is of the essence with respect to all payments made by LICENSEE to MAYO. All payments shall be made in U.S. currency within forty-five (45) days after the end of each Calendar Quarter during the term of this Agreement, beginning with the Calendar Quarter in which the first commercial sale of a Licensed Product occurs. Any necessary conversion of currency into United States dollars shall be at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the Calendar Quarter in which such transaction occurred. Payments should be mailed to the following address:

Mayo Foundation for Medical Education and Research

3050 Superior Drive NW

Rochester, MN 55901

Attn: Todd Lechtenberg

F.	Royalty Reports. Each payment shall be accompanied by a statement, verified and signed by a designated representative or officer of LICENSEE and certified as accurate, showing Net Sales for each country in the Territory and calculation of the Royalties due.

G.	Overdue Payments. Payments due to MAYO under this Agreement shall, if not paid when due under the terms of this Agreement, bear simple interest at the lower of the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus one and one-half percent (1.5%) or the highest rate permitted by law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. LICENSEE shall pay for all costs and fees including reasonable attorney’s fees that MAYO must expend in order to collect any amounts due and owing to MAYO after reasonable attempts have been made to collect the amounts or, in MAYO’S discretion, after the amounts remain outstanding for a period of ninety (90) days from the payment due date.

Section 4. Records and Reporting

A.	Full and Accurate Records. MAYO may from time to time and at any reasonable time, not exceeding once every twelve (12) months, by a professional accountant selected by MAYO and acceptable to LICENSEE, such acceptance not to be unreasonable withheld, inspect the books and records of LICENSEE and its Affiliates in order to verify the accuracy of reported statement by LICENSEE of sums paid or payable, or of any other material obligation under this Agreement. The MAYO representative shall treat as confidential all materials and information obtained as a result of such inspection. LICENSEE shall, and shall cause its Affiliates to keep full and accurate books and records in sufficient detail so that LICENSEE’s obligations under this Agreement can be properly determined. Such books and records shall be maintained for at least five (5) years after the Royalty reporting period (s) to which they relate. After completion of any such examination, MAYO shall promptly notify LICENSEE in writing of any proposed modification to LICENSEE’s statement of sums due and payable. Such examination shall be made at the expense of MAYO, unless such examination reasonably demonstrates the amount of Royalties and other payments due MAYO have been underpaid by 5% or more. In such case LICENSEE shall be responsible for reimbursing MAYO for the reasonable examination fee and expenses charged by the auditor.

Section 5. Patents

A.	Prosecution and Maintenance MAYO will coordinate with University in the prosecution, maintenance and enforcement of the Licensed Patents. MAYO shall use commercially reasonable efforts to duly and punctually perform any necessary obligation related to prosecution, maintenance, and enforcement provisions under the License Agreement.

B.	Infringement. LICENSEE may inform MAYO if it becomes aware that a third party is infringing the Licensed Patents.

Section 6. Term and Termination

A.	Term. Unless terminated earlier, this Agreement shall expire on the expiration date of the last to expire of the Licensed Patents. This Agreement shall immediately terminate upon termination of the License Agreement for any reason. MAYO will promptly notify LICENSEE of any such termination of the License Agreement.

B.	MAYO’S Right to Terminate. MAYO shall have the right to terminate this Agreement as follows, in addition to all other available remedies:

i.	If LICENSEE fails to make any Royalty or other payment when due, this Agreement shall terminate effective thirty (30) days after MAYO’S written notice to LICENSEE to such effect, unless LICENSEE makes such payment within the thirty (30) days.

ii.	If LICENSEE fails to observe any other material obligation of this Agreement, this Agreement shall terminate effective thirty (30) days after MAYO’S written notice to LICENSEE describing such failure, unless LICENSEE cures such failure within the thirty (30) days.

iii.	If LICENSEE shall have filed by or against it a petition under any bankruptcy or insolvency law it shall immediately notify MAYO. If such petition is not dismissed within sixty (60) days of its filing, or if LICENSEE makes an assignment of all or substantially all of its assets for the benefit of its creditors LICENSEE shall immediately notify MAYO and MAYO may terminate this Agreement by written notice effective as of the (i) date of filing by LICENSEE of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the sixty (60) days if a petition is filed against it and not dismissed by such time, whichever is applicable.

iv.	If LICENSEE shall be dissolved, liquidated or otherwise ceases to exist, other than a because of a corporate reorganization of LICENSEE and its Affiliates, this Agreement shall automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of LICENSEE with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of LICENSEE.

C.	LICENSEE’S Right to Terminate. LICENSEE may terminate this Agreement at any time by giving MAYO ninety (90) days prior written notice.

D.	Survival. All causes of action accruing to either party under this Agreement shall survive termination for any reason, as well as (i) LICENSEE’s obligation to pay Royalties on Net Sales that arose from Licensed Product transactions that occurred during the term of the Agreement under Section 3; and (ii) LICENSEE’S obligation to report Net Sales that arose from Licensed Product transactions that occurred during the term of the Agreement and record keeping required by Section 4. Sections 6D, 6E, 7,8I, shall survive termination or expiration of this Agreement for any reason.

E.	Post Termination, Post Expiration Obligations of LICENSEE. Upon the termination of this Agreement for any reason, or the expiration of this Agreement, all rights of LICENSEE to use the Licensed Patent(s) provided to LICENSEE under this Agreement, shall immediately thereafter cease. Upon such termination or expiration, all tangible materials, including all copies shall be transferred to MAYO or, at MAYO’S discretion, destroyed in part or in whole by LICENSEE and LICENSEE shall provide to the MAYO a certification that such partial or complete destruction has been completed. LICENSEE shall not thereafter operate or conduct business under any name or mark and in any manner in the Territory that might tend to give the market the impression that this Agreement is still in force, or that LICENSEE has any right to use any Licensed Patent(s), any trademark or service mark of MAYO OR University, and/or any tangible property owned by University or MAYO in the Territory. All payments including fees and costs due under this Agreement and not paid yet shall become due and payable within thirty (30) days after termination. Upon expiration or termination, LICENSEE shall cease using University’s or MAYO’s name or any of the University’s or MAYO’S trade names under which the LICENSEE has offered Licensed Products.

Section 7. Warranties; Indemnification; Insurance

A.	Warranties. MAYO represents and warrants to LICENSEE that it may grant the sublicense set forth herein under the License Agreement with University. MAYO further represents and warrants to LICENSEE that should the License Agreement with University terminate for any reason, except expiration of the License Agreement, that the License Agreement with University provides that University will directly sublicense LICENSEE under similar terms and conditions set forth in this Agreement provided that LICENSEE is not in default of its obligations to MAYO.

B.	Disclaimer of Warranties. Except as otherwise stated in this Agreement, MAYO and University make no representations or warranties of any kind, express or implied, with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves, including but not limited to, any representations or warranties about (i) the validity, scope or enforceability of any of the Licensed Patents; (ii) the accuracy, safety or usefulness for any purpose of any information provided by University or MAYO with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves and any products developed from or covered by them; (iii) whether the practice of any claim contained in any of the Licensed Patents will or might infringe a patent or other intellectual property right owned or licensed by a third party; (iv) the patentability of any invention claimed in the Licensed Patents; or (v) the accuracy, safety, or usefulness for any purpose of any product or process made or carried out in accordance with or through the use of the Licensed Patents.

C.

Indemnification. LICENSEE agrees, and agrees to cause its Affiliates to defend and hold harmless University and MAYO, and their respective Affiliates and all trustees, directors, officers, employees, fellows and agents of any of the foregoing (each an “Indemnified Person”) from and against any and all third party claims, demands, loss, damage, penalty, cost or expense (including attorneys’ and witnesses’ fees and costs) of any kind or nature, based upon, or arising out of any cause of action arising from the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith by LICENSEE and its Affiliates, or any use of information provided by University or MAYO to LICENSEE provided however, such indemnity shall not extend to damages arising from any breach of the Agreement or willful or negligent act by MAYO and provided that: (i) MAYO promptly notifies LICENSEE of the claim in writing;; and ii) MAYO provides LICENSEE with the assistance, information and authority necessary to perform LICENSEE’S obligations under this Section. LICENSEE agrees and agrees to cause each of its Affiliates to agree not to sue University and its Affiliates and all trustees, directors, officers, employees, fellows and agents of University in connection with the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith. University and MAYO shall be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. LICENSEE shall not enter into any settlement which includes an admission of negligence or wrongdoing by any Indemnified Person, without the prior written consent of such party.

D.	Assumption of Risk. Neither University nor any party to this Agreement, nor any of such parties’ respective trustee, directors, officers, employees, fellows or agents shall be responsible or liable for any injury, loss, or damage of any kind, including but not limited to indirect, special, incidental consequential, punitive damages or lost profits. The above limitations on liability apply even though a party may have been advised of the possibility of such injury, loss or damage. This Section shall not apply to LICENSEE’S obligation to indemnify in this Agreement.

E.	Insurance. LICENSEE agrees and agrees to cause its Affiliates to maintain liability insurance that shall cover any claims for bodily injury, property, or other damage alleged to relate to Licensed Products. LICENSEE and Affiliates shall list University, MAYO, and their Affiliates, at LICENSEE’S or Affiliates’ expense, whichever is relevant, as additional insured under its general commercial liability insurance policy that LICENSEE and its Affiliates have or shall obtain, that includes any coverage of claims relating to Licensed Products. Such insurance shall be primary and noncontributory to any insurance University or MAYO may have. At MAYO’S request, LICENSEE will supply MAYO with evidence of such coverage, and will notify MAYO in writing at least thirty (30) days prior to any termination of or material change in coverage under any such policies.

Section 8. Miscellaneous

A.	Marking. If commercially feasible, LICENSEE shall and agrees to cause its Affiliates, to place in a conspicuous location on Licensed Products (or its packaging where marking the Licensed Product is physically impossible) sold to third parties, a patent notice in accordance with the laws concerning the marking of patented articles in the country in which such articles are sold.

B.	US Manufacture. LICENSEE agrees that any Licensed Products will be manufactured substantially in the United States of America as required by 35 United States Code Section 204.

C.	Export Regulations. To the extent that the United States Export Control Regulations are applicable, neither LICENSEE nor University shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

D.	Entire Agreement, Amendment, Waiver. This Agreement together with the Schedules attached hereto constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. This Agreement may not be amended or modified except in a document signed by duly authorized representatives of each party. No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. Notwithstanding anything to the contrary in this Agreement, the confidentiality agreement entered into between the parties and effective December 5,2005, shall remain in full force and effect.

E.	Notice. Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other party at the address set forth below or at such other address as may be designated by written notice to the other party. Notice shall be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to LICENSEE: AutoGenomics Inc

2251 Rutherford Road Carlsbad, CA 92008 Attn: Fareed Kureshy Facsimile Number: 760-804-7382

If to MAYO: MAYO Foundation for Medical Education and Research

3050 Superior Drive SW Rochester, MN 55901 Attn: David Herbert Facsimile Number: 507-538-1278

With copy to: MAYO Foundation for Medical Education and Research

200 First Street SW Rochester, MN 55905

Attn: Legal Department

F.	Assignment. LICENSEE may not assign or delegate this Agreement or any of its obligations hereunder without the prior written consent of MAYO, which shall not be unreasonably withheld. This Agreement shall be binding on the parties hereto and upon their permitted successors and assigns.

G.	Change of Control. To the extent permitted by applicable law, in the event of a Change in Control, as defined in this Section, LICENSEE shall notify MAYO at least thirty (30) days before the effective date of such Change in Control. A “Change of Control” shall mean the occurrence of one of the following events during the term of this Agreement: (i) any transaction in which the LICENSEE is to be consolidated with or acquired by another entity in a merger, tender offer or other reorganization in which the holders of the outstanding voting stock of the LICENSEE immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or (ii) the sale of all or substantially all of the LICENSEE’S assets.

H.	Governing Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of Minnesota, without consideration of conflicts of laws provisions.

I.	No Use of Name. Neither Party shall use the name of the other Party in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the other Party, which consent may be granted or withheld at such Party’s sole discretion. The Parties agree not to use the name of either Party’s employee(s) in any commercial activity, marketing, advertising or sales brochures.

J.	Force Maieure. No failure or omission by either party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following, which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question: Act of God; act or omission of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency, or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strike; and lockout.

K.	Construction. This Agreement shall be construed without regard to the Party or Parties responsible for the preparation of the same and shall be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any Party.

L.	Execution. This Agreement may be executed by the Parties in any number of identical counterparts, each of which, for all purposes shall be deemed to be an original, and all of which shall constitute, collectively, one instrument.

M.	Severability. If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any laws of any federal, provincial, state, or local government that may jurisdiction over this Agreement, the validity of the remaining portions or provisions shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

AutoGenomics, Inc.		Mayo Foundation for Medical Education and Research

By:	/s/ Fareed. Kureshy	By:	/s/ Jonathan J. Oviett
	Fareed. Kureshy		Jonathan J. Oviett
	President & CEO		Secretary
	Date of Signature: April 14th 2006		Date of Signature: 4.19.06

SCHEDULE A

UCHI	Domain	Status	Pat App No	Filing Date	Patent No
UCHI 0516	US	Issued	08/423,641	04/17/95	5,786,344
UCHI 0516	Canada	Pending	2,194,277	07/05/95
UCHI 0516	EPO	Issued	95 925 476.4	07/05/95
UCHI 0S16	UK	Issued	95 925 476.4	07/05/95
UCHI 0516	Ireland	Issued	95 925 476.4	07/05/95
UCHI 0516	Luxembourg	Issued	95 925 476.4	07/05/95
UCHI 0516	Japan	Pending	8-503964	07/05/95
UCHI 0693	US	Issued	09/251,274	02/16/99	6,395,481
UCHI 0693	US	Issued	10/061,693	02/01/02	6,472,157
UCHI 0693	US	Pending	10/277,160	10/21/02
UCHI 1014	US	Pending	10/751,606	01/05/04
UCHI 1116	PCT	Pending	PCT/US04/16920	05/28/04